Item 11(b) Changes of Independent Registered Public Accounting Firm

Schroder Core Bond Fund (the “Fund”)

Ernst & Young LLP (“EY”) resigned as the Independent Registered Public Accounting Firm for the Fund.  EY’s report on the Fund’s financial statements for fiscal-year-ended October 31, 2020 contained no adverse opinion or disclaimer of opinion, nor were these financial statements qualified or modified as to uncertainty, audit scope, or accounting principles.  During the Fund’s fiscal-year-ended October 31, 2020 and the subsequent interim period through resignation (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with EY’s reports on the Fund’s financial statements for these periods; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K.

The Fund has provided EY with a copy of the disclosures set forth under the heading “Changes of Independent Registered Public Accounting Firm” and has requested that EY furnish a letter stating whether or not EY agrees with the statements related to these disclosures made by the Fund.  A copy of the letter is filed as Item 11(b) to the N-CSR.

The Fund has selected BBD, LLP (“BBD”) to serve as the Fund’s independent registered public accounting firm for the Fund’s fiscal-year-ended October 31, 2021.  The decision to select BBD was recommended by the Fund’s Audit Committee and was approved by the Fund’s Board of Trustees on September 22, 2021.  During the Fund’s fiscal-year-ended October 31, 2020 and the subsequent interim period through September 22, 2021, neither the Fund, nor anyone on the Fund’s behalf, consulted with BBD on items which:  (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

1/7/2022
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read “Item 11(b) Changes of Independent Registered Public Accounting Firm” in Form N-CSR dated 1/7/2022 of Schroder Series Trust and are in agreement with the statements contained in the paragraph 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Yours very truly,
/s/  Ernst & Young LLP
Philadelphia, PA